Exhibit 99.1
PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

	CONTACTS:	A.J. Tangeman
Senior Vice President-General Counsel and Secretary
(206) 674-3441
FOR IMMEDIATE RELEASE
_____________________________________________________________________________________________
Expeditors Receives a €4.14 Million Fine in European Commission Freight Forwarding Case

SEATTLE, WASHINGTON - March 29, 2012, Expeditors International of Washington, Inc. (“Expeditors”) (NASDAQ:EXPD), the international freight forwarding and logistics company, said today that it is the recipient of a €4.14 million (approximately $5.5 million) fine issued by the European Commission (“EC”) pursuant to proceedings initiated by the EC's February 5, 2010 Statement of Objections, which included allegations of anti-competitive behavior. The EC's decision levied fines against international freight forwarders based on four separate infringements: New Export System (“NES”), Advanced Manifest System (“AMS”), Currency Adjustment Factor (“CAF”) and Peak Season Surcharge (“PSS”). The EC's allegations against Expeditors were limited to an alleged unlawful agreement for only PSS, on the South China/Hong Kong to Europe route for the period of September 21, 2005 to June 23, 2006, which surcharges represented less than $1.5 million in the aggregate over that time period. According to the EC, PSS fines were based on:

“. . . freight forwarders agree[ments] in so called 'Breakfast Meetings' held in Hong Kong on the introduction and timing of a PSS, to be charged during the peak season transport period in the run up to Christmas (lasting generally from September to December) and on occasions also discussed the level of the surcharge.”1
The EC's press release, including details of all fines issued for the alleged infringements, can be viewed on its website.1

Expeditors has vigorously denied having entered into any unlawful agreement with its competitors and aggressively defended its position against these allegations throughout the EC's investigation. As recently as the 16th of March, Expeditors further defended its position in a so-called “State of Play” meeting with the EC, which was attended by the Director of the EC's Cartel Directorate and members of the EC case team.

“We obviously disagree with the EC's decision in this matter; it is particularly disheartening given that we were in discussions with them [the EC] just eight business days ago, where we presented very strong evidence documenting our independent conduct,” said Peter J. Rose, Chairman and Chief Executive Officer. “We believe the EC ignored these facts and we have concerns over how the laws were applied, as well as how the fines were calculated. Despite having been issued one of the smaller fines, it is the 'non-financial' issues more than the financial considerations that concern us most about this ruling. We have stated all along, and strongly reiterate today, that we did not enter into any agreement, in any way, that affected pricing to our customers. The evidence we presented to the EC is very clear as to this matter. It is also somewhat troubling, and a little ironic to us, that the world's largest freight forwarder [DHL, the EC's immunity applicant], who allegedly organized, orchestrated and perpetuated these so-called 'Breakfast Club' meetings in Hong Kong, has not been penalized at all for these actions. In our opinion, it's almost as if they've attempted to turn this into a competitive advantage . . . a point we raised in the oral hearing as well,” Rose concluded.

Under the EC rules, the company must pay the fine or provide a bank guarantee even if it makes a decision to appeal the EC's decision, once it receives and analyzes the EC's ruling in its entirety. The company expects to accrue the fine amount in its first quarter 2012 financial results.

1http://europa.eu/rapid/pressReleasesAction.do?reference=IP/12/314&format=HTML&aged=0&language=EN&guiLanguage=en